EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 16, 2007 accompanying the consolidated financial statements included in the Annual Report of Community Capital Bancshares, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Community Capital Bancshares, Inc. on Form S-8, effective July 29, 2002 (file no. 333-97287), Form S-8, effective May 28, 2003 (file no. 333-105602) and on Form S-8, effective June 30, 2006 (file no. 333-135489).

/s/ MAULDIN & JENKINS, LLC

Albany, Georgia
April 16, 2007